Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 29, 2016, Control4 Corporation (“Control4” or the “Company”) completed the acquisition of Pakedge Device & Software, Inc., a California corporation (“Pakedge”), for $33.0 million in cash after giving effect to final working capital adjustments, pursuant to a Stock Purchase Agreement dated January 29, 2016, by and among Control4 and all of the shareholders of Pakedge (the “Purchase Agreement”).

The unaudited pro forma condensed combined balance sheet for the year ended December 31, 2015 is based on the historical financial statements of the Company and Pakedge after giving effect to the Company’s acquisition of Pakedge and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015, combines the Company’s historical results with Pakedge’s historical results for the calendar year ended December 31, 2015 after giving effect to the Company’s acquisition of Pakedge and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet is presented as if the acquisition of Pakedge had occurred on December 31, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 is presented as if the acquisition of Pakedge had occurred on January 1, 2015.

The preliminary allocation of the consideration transferred used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The preliminary allocation of consideration transferred is subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuation of certain tangible and intangible assets acquired and liabilities assumed in connection with the acquisition.

The unaudited pro forma condensed combined financial statements, including the notes thereto, do not reflect any potential cost savings or other synergies that could result from the acquisition. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that would have been achieved if the acquisition had been consummated on the dates indicated. The pro forma adjustments are based upon information and assumptions available at the time of filing this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and other financial information pertaining to the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2015 and the Cautionary Note Regarding Forward-Looking Statements provided therein, and Pakedge’s historical financial statements and notes thereto as of and for the year ended December 31, 2015, included as Exhibit 99.1 in this Current Report on Form 8–K/A.

CONTROL4 CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2015

(in thousands)

	Historical		Pro Forma	Adjustment	Pro Forma
	Control4	Pakedge	Adjustments	Reference	Combined

Assets
Current assets:
Cash and cash equivalents	$29,530	$1,901	$(27,999)	(A)	$3,432
Restricted cash	296	—	—		296
Short-term investments	37,761	—	—		37,761
Accounts receivable, net	21,322	492	—		21,814
Inventories	19,855	3,260	2,700	(B)	25,815
Prepaid expenses and other current assets	3,842	614	89	(C)	4,545
Total current assets	112,606	6,267	(25,210)		93,663
Property and equipment, net	6,584	418	(17)	(D)	6,985
Long-term investments	13,716	—	—		13,716
Intangible assets, net	4,547	—	23,156	(E)	27,703
Goodwill	2,760	—	13,949	(F)	16,709
Other assets	1,650	48	—		1,698
Total assets	$141,863	$6,733	$11,878		$160,474
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,588	$676	$—		$18,264
Accrued liabilities	5,880	1,845	1,335	(G)	9,060
Deferred revenue	1,099	—	—		1,099
Related party loans	—	1,041	—		1,041
Current portion of notes payable	727	—	—		727
Total current liabilities	25,294	3,562	1,335		30,191
Revolving credit line	—	—	5,000	(A)	5,000
Notes payable	186	—	—		186
Other long-term liabilities	938	205	9,844	(H)	10,987
Total liabilities	26,418	3,767	16,179		46,364
Commitments and contingencies	—	—	—		—
Stockholders’ equity:
Common stock	2	11	(11)	(I)	2
Treasury stock	(9,020)	—	—		(9,020)
Additional paid-in capital	220,782	—	—		220,782
Accumulated deficit	(95,580)	2,955	(4,290)	(G), (I)	(96,915)
Accumulated other comprehensive loss	(739)	—	—		(739)
Total stockholders’ equity	115,445	2,966	(4,301)		114,110
Total liabilities and stockholders’ equity	$141,863	$6,733	$11,878		$160,474

See accompanying notes to unaudited pro forma condensed combined financial statements.

CONTROL4 CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands, except per share data)

	Historical		Pro Forma	Adjustment	Pro Forma
	Control4	Pakedge	Adjustments	Reference	Combined

Revenue	$163,179	$18,587	$—		$181,766
Cost of revenue	81,645	7,913	1,936	(J)	91,494
Gross margin	81,534	10,674	(1,936)		90,272
Operating expenses:
Research and development	32,385	3,643	433	(J), (K)	36,461
Sales and marketing	32,594	4,379	1,741	(J), (K)	38,714
General and administrative	17,355	2,086	149	(K), (L), (M)	19,590
Litigation settlement	21	—	—		21
Total operating expenses	82,355	10,108	2,323		94,786
Loss from operations	(821)	566	(4,259)		(4,514)
Other income (expense):
Interest, net	202	1	(175)	(N)	28
Other expense	(765)	20	—		(745)
Total other income (expense)	(563)	21	(175)		(717)
Loss before income taxes	(1,384)	587	(4,434)		(5,231)
Income tax expense (benefit)	268	—	(1,507)	(O)	(1,239)
Net loss	$(1,652)	$587	$(2,927)		$(3,992)
Net loss per common share:
Basic	$(0.07)				$(0.17)
Diluted	$(0.07)				$(0.17)
Weighted-average number of shares:
Basic	24,121				24,121
Diluted	24,121				24,121

See accompanying notes to unaudited pro forma condensed combined financial statements.

Control4 Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. In accordance with ASC 805, the Company recognizes separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Goodwill as of the acquisition date is measured as the excess of the fair value of consideration transferred over the fair value of identifiable assets acquired and liabilities assumed at the acquisition date.

The Company has made significant assumptions and estimates in determining the consideration transferred and the preliminary allocation of the consideration transferred in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuation of certain tangible and intangible assets acquired and liabilities assumed in connection with the acquisition. These changes could result in material variances between the Company’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that would have been reported had the Pakedge acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisitions, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that the Company may achieve with respect to the combined companies. The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2015 and Pakedge’s historical financial statements and notes thereto as of and for the year ended December 31, 2015.

2. Pakedge Acquisition

On January 29, 2016, Control4 Corporation (“Control4” or the “Company”) completed the acquisition of Pakedge Device & Software, Inc., a California corporation (“Pakedge”), pursuant to a Stock Purchase Agreement dated January 29, 2016, by and among Control4 and all of the shareholders of Pakedge (the “Purchase Agreement”).

The total purchase price for Control4’s acquisition of Pakedge was $33.0 million in cash, which included a base purchase price of $32.0 million and $1.0 million in customary final working capital adjustments (together, the “Purchase Price”). The Purchase Price was funded as follows: (i) $5.0 million was financed by Control4 pursuant to its line of credit with Silicon Valley Bank and (ii) the balance of the Purchase Price was funded by Control4’s cash and cash equivalents.

Preliminary Allocation of Consideration Transferred

Total consideration transferred was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their preliminary fair values at the acquisition date as set forth below, with such preliminary fair values being subject to final review and analysis and consideration of the tax implications of the fair value allocations. The Company believes that the acquisition of Pakedge will allow the Company to offer innovative, integrated networking capabilities, which ensures Control4 consumers have a foundational system of connectivity that enables the seamless integration of connected devices throughout the home. Management estimated the fair values of tangible and intangible asset and liabilities in accordance with the applicable accounting guidance for business combinations. The preliminary amount of consideration transferred is subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuation of certain tangible and intangible assets acquired and liabilities assumed in connection with the acquisition. The Company expects the allocation of the consideration transferred to be final within the measurement period (up to one year from the acquisition date).

The Company’s preliminary allocation of consideration transferred for Pakedge is as follows (in thousands):

Estimated Fair Value
Cash	$843
Accounts receivable	470
Inventory	5,784
Other assets acquired	754
Property and equipment, net	384
Intangible assets	23,156
Goodwill	13,511
Total assets acquired	44,902
Deferred tax liability	9,824
Other liabilities assumed	2,079
Total net assets acquired	$32,999

3. Pro Forma Adjustments

The unaudited pro forma condensed combined balance sheet and statement of operations give effect to the following pro forma adjustments:

(A)         Adjustment to record the cash consideration transferred to the former Pakedge stockholders.

Cash paid	$27,999,000
Revolving credit line	5,000,000
Total purchase price	$32,999,000

(B)         Adjustment to re-measure the acquired inventory to fair value and to conform to Control4’s accounting policies. The fair value was determined based on the estimated selling price of the inventory, less selling costs and a normal profit margin.

(C)         Adjustment to reflect debt issuance costs associated with the revolving credit line used to finance the acquisition of Pakedge.

(D)         Adjustment to re-measure the acquired property and equipment to fair value and to conform to Control4’s accounting policies.

(E)         Adjustment to record the preliminary fair value of the following identifiable intangible assets:

Intangible Asset
Amount
Dealer network	$8,825,000
Trademark/tradename	4,410,000
Developed technology	9,679,000
Non-compete agreements	242,000
Total	$23,156,000

(F)         Adjustment to record goodwill.

(G)         Adjustment to accrue for estimated transaction costs expected to be incurred in closing the transaction that have not been expensed in the historical income statement.

(H)         Adjustment to record the deferred tax liability resulting from Control4’s acquisition of Pakedge.

(I)         Adjustments to record the elimination of Pakedge’s historical stockholders’ equity.

(J)         Adjustments to record the amortization expense related to the intangible assets acquired as if the acquisition had occurred on January 1, 2015. Estimated amortization expense by intangible asset category and the respective estimated useful life of each intangible asset category are shown below:

	Intangible Asset	Estimated	Estimated
	Amount	Useful Life	Amortization Expense
Dealer network	$8,825,000	8 years	$1,103,125
Trademark/tradename	4,410,000	12 years	367,500
Developed technology	9,679,000	5 years	1,935,800
Non-compete agreements	242,000	2 years	121,000
Total	$23,156,000		$3,527,425

(K)         Adjustment to record stock-based compensation expense associated with RSU grants issued to continuing employees of Pakedge as part of the Purchase Agreement as if the acquisition had occurred on January 1, 2015.

Stock-based
Compensation
Research and development	$312,000
Sales and marketing	270,000
General and administrative	97,500
Total	$679,500

(L)         Adjustments to record additional depreciation expense of $44,000 had the acquisition occurred on January 1, 2015.

(M)        Adjustment to record amortization expense of $7,000 related to debt issuance costs had the acquisition occurred on January 1, 2015.

(N)         Adjustment to record interest expense related to interest on the revolving credit line to finance the acquisition of Pakedge had the acquisition occurred on January 1, 2015. Advances made pursuant to the line of credit are either (i) Prime Rate Advances, which bear interest at the Prime Rate plus a Prime Rate Margin of either 0% or 0.25%, depending on Control4’s leverage ratio for the subject quarter, or (ii) LIBOR Rate Advances, which bear interest at the LIBOR Rate plus a LIBOR Rate Margin of either 2.50% or 2.75%, depending on Control4’s leverage ratio for the subject quarter. The effect of a 1/8 percent variance in the interest rate on net income is $6,000.

(O)         Reflects the estimated tax benefit that would have been recognized as a result of the assumed reduction of taxable income.